FOR IMMEDIATE RELEASE
July 7, 2011

Contact
Name:	Ron W. Hanna
Title:	President and CEO
Phone:	575-257-2339
E-Mail:	rhanna@wewalkyouhome.com

PSM Holdings, Inc. Completes Acquisition of Brookside Mortgage LLC.

PSM Holdings, Inc.  (OTCBB: PSMH-OB) completed it’s acquisition of Brookside Mortgage effective July 1, 2011.    At closing, Brookside Mortgage LLC., was merged into UCMC, which is a wholly owned subsidiary of PSMI and its parent company, PSMH.   The principal’s of Brookside, Mr. Greg Mahaney and Mr. Michael Thompson, received 800,000 shares of common stock of PSMH for their equity in Brookside Mortgage. Mr. Mahaney has also joined the Board of Directors of PSMH.

Brookside Mortgage, located in Tulsa, Oklahoma, has been a fixture in the home lending market for many years.    In 2010, they originated in excess of $120,000,000 of loans in Tulsa, Oklahoma City, and Norman, Oklahoma. Greg Mahaney stated, “We believe this association with PSMH will greatly enhance our business and create opportunities for us that did not exist prior to the merger. “

Ron Hanna, President and CEO of PSMH, stated: “We are extremely pleased to complete this merger with Brookside.   Greg and Mike run a very professional and profitable mortgage business and we are delighted to have them and their team on board.  We look forward to a long and prosperous relationship.”

For more information regarding this press release, please click on the links below.

http://www.psmholdings.com/newsroom/psm-holdings-inc-completes-acquisition-of-brookside-mortgage-llc

or

http://bit.ly/oeTGIC

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Ron W. Hanna, President and CEO
575-257-2339
rhanna@wewalkyouhome.com